Exhibit 10.1

SEVENTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS SEVENTH AMENDMENT TO LOAN AND SECURITY AGREEMENT (this "Amendment") is made and entered into on February 1, 2011, by and among SED INTERNATIONAL HOLDINGS, INC., a Georgia corporation ("Parent"), SED INTERNATIONAL, INC., a Georgia corporation ("SED"; Parent and SED are collectively referred to herein as "Borrowers" and each individually as "Borrower"), the parties to the Loan Agreement (as hereinafter defined) from time to time as lenders (collectively, "Lenders" and each individually, "Lender") and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association and successor by merger to Wachovia Bank, National Association, in its capacity as agent for Lenders (in such capacity, "Agent").

Recitals:

Borrowers, Agent and Lenders are parties to that certain Loan and Security Agreement dated September 21, 2005, as amended by that certain letter amendment dated January 24, 2006, that certain Second Amendment to Loan and Security Agreement dated May 17, 2006, that certain letter amendment dated May 17, 2006, that certain letter amendment dated December 21, 2006, that certain letter amendment dated February 1, 2007, that certain Third Amendment to Loan and Security Agreement dated March 1, 2007, that certain letter amendment dated April 25, 2007, that certain letter amendment dated May 18, 2007, that certain Fourth Amendment to Loan and Security Agreement dated August 23, 2007, that certain letter amendment dated October 15, 2007, that certain Fifth Amendment to Loan and Security Agreement dated as of January 21, 2008, that certain Sixth Amendment dated July 1, 2008 and that certain letter amendment dated September 9, 2009 (as so amended, and as at any other time amended, restated, modified or supplemented, the "Loan Agreement"), pursuant to which Lenders have made certain revolving credit loans and other financial accommodations to Borrowers.

The parties desire to amend the Loan Agreement as hereinafter set forth.

NOW, THEREFORE, for TEN DOLLARS ($10.00) in hand paid and other good and valuable consideration, the receipt and sufficiency of which are hereby severally acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.

Definitions.  All capitalized terms used in this Amendment, unless otherwise defined herein, shall have the meaning ascribed to such terms in the Loan Agreement.

2.

Amendments to Loan Agreement.  The Loan Agreement is hereby amended as follows:

(a)

By deleting the definitions of "Applicable Margin," "Borrowing Base," "Financial Covenant Trigger Amount," "Foreign Account Loan Limit," "Foreign Subsidiary," "Foreign Subsidiary Advance," "Inventory Loan Limit," "Maximum Credit," "Revolver Loan Limit Increase Conditions" and "Subsidiary" contained in Section 1 of the Loan Agreement and by substituting the following new definitions, respectively, in lieu thereof:

"Applicable Margin" shall mean effective as of the Seventh Amendment Date, a percentage equal to 0.00% with respect to Revolving Loans that are Prime Rate Loans and 1.50% with respect to Revolving Loans that are Eurodollar Rate Loans, provided that the Applicable Margin shall be increased or (if no Default or Event of Default exists) decreased, on a quarterly basis as of the first day of each fiscal quarter (commencing with the fiscal quarter beginning on or about July 1, 2011), according to the performance of Borrowers as measured by Average Excess Availability for the immediately preceding fiscal quarter of Borrowers, as follows:

LEVEL	AVERAGE EXCESS AVAILABILITY	APPLICABLE MARGIN
		Adjusted Eurodollar Rate Loans	Three Month Fixed Eurodollar Rate Loans	Prime Rate Loans
I	> $18,000,000, subject to increase as described below	1.50%	1.50%	0.00%
II	> $10,000,000 ≤ $18,000,000, subject to increase as described below	1.75%	1.75%	0.00%
III	> $5,000,000 ≤ $10,000,000	2.00%	2.00%	0.25%
IV	≤$5,000,000	2.25%	2.25%	0.50%

; provided, that in calculating Average Excess Availability for purposes of determining the Applicable Margin, any Reserves established by Agent with respect to Hedging Agreements shall not be included in such calculation.

The amount of $18,000,000 referenced in Tiers I and II of the above chart shall be increased in the event of a Revolver Loan Limit Increase occurs as follows:  (i) such amount shall be increased to $20,000,000 if, after giving effect to a Revolver Loan Limit Increase, the sum of the Commitments is equal to or less than $60,000,000 but greater than $55,000,000, (ii) such amount shall be increased to $21,500,000 if, after giving effect to a Revolver Loan Limit Increase, the sum of the Commitments is equal to or less than $65,000,000 but greater than $60,000,000, (iii) such amount shall be increased to $23,000,000 if, after giving effect to a Revolver Loan Limit Increase, the sum of the Commitments is equal to or less than $70,000,000 but greater than $65,000,000 and (iv) the amount shall be increased to $25,000,000 if, after giving effect to a Revolver Loan Limit Increase, the sum of Commitments is equal to or less than $75,000,000 but greater than $70,000,000.

"Borrowing Base" shall mean, at any time, the amount equal to the sum of:

(1)  (a)  eighty-five percent (85%) of the Eligible Accounts, plus (b) the lesser of (i) the Foreign Accounts Loan Limit or (ii) eighty-five percent (85%) of the Eligible Foreign Accounts, plus (c) the lesser of (i) the Foreign Accounts (Uninsured) Loan Limit or (ii) eighty-five percent (85%) of the Eligible Uninsured Foreign Accounts, plus (2) the lesser of (a) the Inventory Loan Limit or (b) the sum of: (i) the lesser of (A) sixty percent (60%) multiplied by the Value of the Eligible Inventory or (B) eighty-five percent (85%) of the Net Recovery Percentage of the Eligible Inventory, plus (iii) the Acer/QVC Inventory Formula Amount, minus (3) Reserves.

For purposes only of applying the Inventory Loan Limit, Agent may treat the then undrawn amounts of outstanding Letters of Credit for the purpose of purchasing Eligible Inventory as Revolving Loans to the extent Agent is in effect basing the issuance of the Letter of Credit on the Value of the Eligible Inventory being purchased with such Letter of Credit.  In determining the actual amounts of such Letter of Credit to be so treated for purposes of the sublimit, the outstanding Revolving Loans and Reserves shall be attributed first to any components of the lending formulas set forth above that are not subject to such sublimit, before being attributed to the components of the lending formulas subject to such sublimit.  The amounts of Eligible Inventory of any Borrower shall, at Agent's option, be determined based on the lesser of the amount of Inventory set forth in the general ledger of such Borrower or the perpetual inventory record maintained by such Borrower.

"Financial Covenant Trigger Amount" shall mean, on any date of determination, an amount equal to the greater of (a) $4,500,000, plus, in the event that Borrowers request and receive any incremental Revolving Loan Line Increase, an amount equal to 10% of each such Revolving Loan Line Increase or (b) ten percent (10%) of the Borrowing Base on such date.

"Foreign Accounts Loan Limit" shall mean an amount equal to $8,000,000.

"Foreign Subsidiary" shall mean a Subsidiary that is not a Domestic Subsidiary, but shall not include any Unrestricted Foreign Subsidiaries.

"Foreign Subsidiary Advance" shall mean a loan or other advance of money by a Borrower to or for the benefit of any Foreign Subsidiary or Unrestricted Foreign Subsidiary, including (i) all payments by Issuing Bank under any Letter of Credit issued by Issuing Bank for the account of a Borrower, any Foreign Subsidiary or any Unrestricted Foreign Subsidiary to support or secure Indebtedness of such Foreign Subsidiary or such Unrestricted Foreign Subsidiary, as applicable, or to otherwise benefit such Foreign Subsidiary or Unrestricted Foreign Subsidiary, as applicable, and (ii) all amounts paid under guaranties from a Borrower with respect to Indebtedness (including Indebtedness owing to trade creditors) of a Foreign Subsidiary or an Unrestricted Foreign Subsidiary.

"Inventory Loan Limit" shall mean, at any time, the amount equal to $25,000,000 plus, in the event that Borrowers request and receive any incremental Revolving Loan Line Increase, an amount equal to 40% of each such Revolving Loan Line Increase minus Letters of Credit to the extent provided in the definition of the term Borrowing Base.

"Maximum Credit" shall mean the amount of $55,000,000.

"Revolver Loan Limit Increase Conditions" shall mean each of the following conditions, the satisfaction of which shall be determined by Agent on the date of the proposed Revolver Loan Limit Increase: (A) the payment of a fee equal to 0.50% for each $5,000,000 increase requested as part of any proposed Revolver Loan Limit Increase to Agent for the account of Lenders; (B) no Default or Event of Default shall exist on such date, either before or after giving effect to the Revolving Loan Limit Increase, (C) Borrowers have maintained a Fixed Charge Coverage Ratio of not less than 1.0 to 1.0 for the twelve month period ending on the last day of the month immediately preceding the date of the proposed Revolving Loan Limit Increase, (D) Borrowers shall have Average Excess Availability of not less than $12,500,000 for 30 consecutive days prior to, at the time of, and after giving effect to, the Revolving Loan Limit Increase, (E) Borrowers shall have paid all costs and expenses of Agent in connection with the Revolving Loan Limit Increase, (F) EBITDA for the twelve month period ending on the last day of the month immediately preceding the date of the Revolving Loan Limit Increase is greater than (i) $4,000,000 if, after giving effect to the requested Revolving Loan Limit Increase, the sum of the Commitments is equal to or less than $60,000,000, (ii) $4,500,000 if, after giving effect to the requested Revolving Loan Limit Increase, the sum of the Commitments is equal to or less than $65,000,000 but greater than $60,000,000, (iii) $5,000,000 if, after giving effect to the requested Revolving Loan Limit Increase, the sum of the Commitments is equal to or less than $70,000,000 but greater than $65,000,000 and (iv) $5,500,000 if, after giving effect to the requested Revolving Loan Limit Increase, the sum of the Commitments is equal to or less than $75,000,000 but greater than $70,000,000 and (G) Borrowers shall have delivered or caused to be delivered to Agent such legal agreements, opinions, certificates, financing statement amendments and other documents as Agent may reasonably request.

"Subsidiary" or "subsidiary" shall mean, with respect to any Person, any corporation, limited liability company, limited liability partnership or other limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Capital Stock or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more subsidiaries of such Person; provided, however that Unrestricted Foreign Subsidiaries shall not be deemed to be Subsidiaries of any Borrower.

(b)

By adding the following to the end of the definition of "Affiliate" Section 1.5 of the Loan Agreement.

For the avoidance of doubt, each Foreign Unrestricted Subsidiary is an Affiliate of each Borrower.

(c)

By deleting the definitions of “Eligible Westinghouse Inventory” and “Westinghouse Inventory Loan Limit” from Section 1.127.

(d)

By deleting the definition of "Wachovia" from Section 1.124 of the Loan Agreement and by substituting the following definition of "Wells Fargo" in lieu thereof:

1.124

"Wells Fargo" shall mean Wells Fargo Bank, National Association, a  national banking association and the successor by merger to Wachovia Bank, National Association, in its individual capacity, and the successors and assigns of Wells Fargo Bank, National Association.

(e)

By adding the following new definitions of "Eligible Uninsured Foreign Accounts," "Foreign Accounts (Uninsured) Loan Limit," "Seventh Amendment Date," "Tier One Applicable Margin Amount" and "Unrestricted Foreign Subsidiary" respectively, as a new Section 1.130 of the Loan Agreement immediately following Section 1.129 thereof:

"Alternative Eurodollar Rate Loan" shall mean a Eurodollar Rate Loan other than a Three Month Fixed Eurodollar Rate Loan.

"Eligible Uninsured Foreign Accounts" shall mean an Account which satisfies all of the criteria for an "Eligible Account" set forth in the definition thereof other than clause (f) thereof and which arises from a sale or lease to an account debtor with its chief executive office or principal place of business outside the United States or the Commonwealth of Puerto Rico or Canada, but fails to satisfy the criteria for an "Eligible Foreign Account"; provided, that, any amount which is included as an "Eligible Uninsured Foreign Account" on any Borrowing Base certificate shall not also be included as an Eligible Account or an Eligible Foreign Account on the same Borrowing Base certificate; provided further, that the accounts of any account debtor constituting "Eligible Uninsured Foreign Accounts" shall not exceed, in the aggregate, $250,000, for such account debtor.

"Foreign Accounts (Uninsured) Loan Limit" shall mean the amount of $1,500,000.

"Seventh Amendment Date" shall mean February 1, 2011.

“Three Month Fixed Eurodollar Rate Loan” shall mean any Loans or portion thereof on which interest is payable based on the Three Month Fixed Eurodollar Rate in accordance with the terms hereof.

"Three Month Fixed Eurodollar Rate" shall mean an interest rate equal to the Three Month LIBOR plus the Applicable Margin, which interest rate shall change as of the first Business Day of each month.

"Three Month LIBOR" shall mean, as of any date of determination, the rate of interest equal to the Adjusted Eurodollar Rate in effect for an Interest Period of three (3) months as of the first Business Day of the month in which such date of determination occurs.

"Unrestricted Foreign Subsidiary" shall mean each  of the following entities and each of their Subsidiaries: SED International de Colombia LTDA, a limited liability company organized and existing under the laws of Colombia; and Intermaco S.R.L., a limited liability company organized and existing under the laws of Argentina.

(f)

By deleting Section 2.1(d) of the Loan Agreement in its entirety and by substituting the following in lieu thereof:

After the Seventh Amendment Date, Borrowers shall have the right to request a permanent increase in the amount of the Revolving Loan Limit and the Commitments in an aggregate amount not to exceed $20,000,000 (the "Revolving Loan Limit Increase"), in minimum increments of $5,000,000, at any time and from time to time upon at least five (5) Business Days prior written notice to Agent of such requested Revolving Loan Limit Increase, subject to the satisfaction, as determined by Agent, of each of the Revolving Loan Limit Increase Conditions.  Upon the effectiveness of any Revolving Loan Limit Increase, each Lender's respective Commitment shall be increased by the amount required to maintain such Lender's pro rata share of all of the Commitments immediately before and after giving effect such Revolving Loan Limit Increase.

(g)

By deleting clauses (b) and (c) of Section 3.1 of the Loan Agreement in their entirety and by substituting the following in lieu thereof:

(b)

(i)

Each Borrower (or the Administrative Borrower on behalf of such Borrower) may from time to time request Loans.  Each request shall be deemed a request for a Three Month Fixed Eurodollar Rate Loan (unless Administrative Borrower has provided an Alternative Eurodollar Rate Notice as set forth in Section 3.1(b)(ii), in which case all requests for Loans shall be deemed requests for Prime Rate Loans unless the applicable Borrower (or Administrative Borrower) requests an Alternative Eurodollar Rate Loan pursuant to Section 3.1(b)(ii)).  Each Borrower (or the Administrative Borrower on behalf of such Borrower) may request that a Loan be made as a Prime Rate Loan.  Furthermore, on the date that is three Business Days prior to the first day of a month, a Borrower (or Administrative Borrower on behalf of such Borrower), may request to convert a Three Month Fixed Eurodollar Rate Loan to a Prime Rate Loan.  Such request from a Borrower (or the Administrative Borrower on behalf of such Borrower) shall specify the amount of the Loan.  On the first Business Day of the month immediately following receipt by Agent of such a request from a Borrower (or Administrative Borrower on behalf of such Borrower), such Three Month Fixed Eurodollar Rate Loan shall be converted to a Prime Rate Loan provided, that only Prime Rate Loans shall be available to the Borrowers (and all existing Three Month Fixed Eurodollar Rate Loans shall, in the sole discretion of the Agent, be converted to Prime Rate Loans) if (A) an Default or Event of Default shall exist or have occurred and be continuing or (B) a party hereto shall have sent any notice of termination of this Agreement.  The provisions of this Section 3.1(b)(i) shall commence on the first day of the month immediately succeeding the Seventh Amendment Date, at which time all Loans shall convert to Three Month Fixed Eurodollar Rate Loans unless a Borrower (or Administrative Borrower on behalf of such Borrower) on the date that is three Business Days prior to the first day of such month requests that a Loan be continued as a Prime Rate Loan.

(ii)

Administrative Borrower (on behalf of the Borrowers) shall send a written notice to Agent at least thirty (30) days prior to the end of each calendar year stating either that the Borrowers desire to have Three Month Fixed Eurodollar Rate Loans made available for the immediately succeeding calendar year or that the Borrowers desire to have Alternative Eurodollar Rate Loans made available for the immediately succeeding calendar year (a “Eurodollar Rate Notice”).  In the event that Agent receives a Eurodollar Rate Notice requesting Alternative Eurodollar Rate Loans be made available, then commencing on the first day of the applicable calendar year, each Borrower (or Administrative Borrower on behalf of such Borrower) may from time to time request Alternative Eurodollar Rate Loans or may request that Prime Rate Loans be converted to Alternative Eurodollar Rate Loans or that any existing Alternative Eurodollar Rate Loans continue for an additional Interest Period.  Such request from a Borrower (or Administrative Borrower on behalf of such Borrower) shall specify the amount of the Alternative Eurodollar Rate Loans or the amount of the Prime Rate Loans to be converted to Alternative Eurodollar Rate Loans or the amount of the Alternative Eurodollar Rate Loans to be continued (subject to the limits set forth below) and the Interest Period to be applicable to such Alternative Eurodollar Rate Loans.  Subject to the terms and conditions contained herein, three (3) Business Days after receipt by Agent of such a request from a Borrower (or Administrative Borrower on behalf of such Borrower), such Alternative Eurodollar Rate Loans shall be made or Prime Rate Loans shall be converted to Alternative Eurodollar Rate Loans or such Alternative Eurodollar Rate Loans shall continue, as the case may be, provided, that, (A) no Default or Event of Default shall exist or have occurred and be continuing, (B) no party hereto shall have sent any notice of termination of this Agreement, (C) such Borrower (or Administrative Borrower on behalf of such Borrower) shall have complied with such customary procedures as are established by Agent and specified by Agent to Administrative Borrower from time to time for requests by Borrowers for Alternative Eurodollar Rate Loans, (D) no more than six (6) Interest Periods may be in effect at any one time, (E) the aggregate amount of the Alternative Eurodollar Rate Loans must be in an amount not less than $500,000 or an integral multiple of $500,000 in excess thereof and (F) the maximum amount of the Alternative Eurodollar Rate Loans in the aggregate at any time requested by Borrowers shall not exceed the amount equal to one hundred percent (100%) of the lowest principal amount of the Revolving Loans which it is anticipated will be outstanding during the applicable Interest Period, in each case as determined by Agent in good faith (but with no obligation of Agent or Lenders to make such Loans).  If Administrative Borrower (on behalf of the Borrowers) sends a Eurodollar Rate Notice requesting Alternative Eurodollar Rate Loans, then Three Month Fixed Eurodollar Rate Loans shall not be available for the calendar year covered by such Eurodollar Rate Notice.  If Administrative Borrower (on behalf of the Borrowers) sends a Eurodollar Rate Notice requesting Three Month Fixed Eurodollar Rate Loans, then Alternative Eurodollar Rate Loans shall not be available for the calendar year covered by such Alternative Eurodollar Rate Notice.  In the event Administrative Borrower fails to deliver a Eurodollar Rate Notice for a particular calendar year, then Borrowers shall be deemed to have elected to have Three Month LIBOR Rate Loans available to them for such calendar year.

(c)

Notwithstanding the foregoing, in the event Agent or any Lender shall have determined that an Interest Period or Adjusted Eurodollar Rate is not available to Agent or such Lender, or cannot be readily determined, then all Loans on such date shall convert to, and thereafter shall bear interest as, Prime Rate Loans.  Any request for Lender to make or convert any Loan as contemplated by Section 3.1(b) shall be irrevocable.  Notwithstanding anything to the contrary contained herein, Agent and Lenders shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable Eurodollar Rate market to fund any Eurodollar Rate Loans, but the provisions hereof shall be deemed to apply as if Agent and Lenders had purchased such deposits to fund the Eurodollar Rate Loans.  Any Eurodollar Rate Loans shall, at Agent's option, upon notice by Agent to Parent, be subsequently converted to Prime Rate Loans in the event that this Agreement shall terminate or not be renewed.  Borrowers shall pay to Agent, for the benefit of Lenders, upon demand by Agent (or Agent may, at its option, charge any loan account of any Borrower) any amounts required to compensate any Lender or Participant for any loss (including loss of anticipated profits), cost or expense (including, without limitation, breakage fees) incurred by such person, as a result of the conversion of Eurodollar Rate Loans to Prime Rate Loans pursuant to any of the foregoing.

(h)

By deleting Section 5.2(a) of the Loan Agreement in its entirety and by substituting the following in lieu thereof:

(a)

Notwithstanding anything to the contrary set forth in Section 5.1 above, the types or items of Collateral described in such Section shall include only 65% of the stock of any Foreign Subsidiary and, on and after the Seventh Amendment Date, shall not include any of the stock of any Unrestricted Foreign Subsidiary.

(i)

By deleting clause (n) of Section 9.8 of the Loan Agreement in its entirety and by substituting the following in lieu thereof:

(n)

Liens on assets of Foreign Subsidiaries securing up to $500,000 of indebtedness permitted under Section 9.9(l) hereof.

(j)

By deleting clause (i) of Section 9.9 of the Loan Agreement in its entirety and by substituting the following in lieu thereof:

(i)

investments expressly permitted under Section 9.10 to the extent (but without duplication) constituting Indebtedness, including any unsecured guaranty by a Borrower of Indebtedness of a Foreign Subsidiary or of an Unrestricted Foreign Subsidiary, but only to the extent the amount of all such guaranteed obligations incurred, together with all Foreign Subsidiary Advances made, during the term of this Agreement does not exceed, in aggregate, $500,000; and

(k)

By deleting clause (l) of Section 9.9 of the Loan Agreement in its entirety and by substituting the following in lieu thereof:

(l)

indebtedness of a Foreign Subsidiary to any Person other than a Borrower and for which no Borrower is liable as a guarantor or otherwise, provided that (i) the amount of such indebtedness (not including any outstanding Foreign Subsidiary Advances) incurred by all Foreign Subsidiaries shall not exceed $500,000 in aggregate, (ii) the agreements, instruments and other documents governing any such indebtedness shall not restrict any Foreign Subsidiary's right to make dividends or distributions to its owners, and (iii) Borrower shall deliver to Agent prior or concurrent written notice of the incurrence of any such indebtedness.

(l)

By deleting clause (c) of Section 9.10 of the Loan Agreement and by substituting the following in lieu thereof:

(c)

the existing equity investments of each Borrower as of the date hereof in its Subsidiaries and Unrestricted Foreign Subsidiaries, provided, that, no Borrower shall have any further obligations or liabilities to make any capital contributions or other additional investments or other payments to or in or for the benefit of any of such Subsidiaries or Unrestricted Foreign Subsidiaries;

(m)

By deleting clause (i) of Section 9.10 of the Loan Agreement and by substituting he following in lieu thereof:

(i)

Foreign Subsidiary Advances; provided that (a) the amount of Foreign Subsidiary Advances during the term of this Agreement, together with any indebtedness of a Foreign Subsidiary or an Unrestricted Foreign Subsidiary that is guaranteed or otherwise incurred by a Borrower during the term of this Agreement pursuant to Section 9.9(i) hereof, does not exceed, in aggregate, an amount of $500,000 in the aggregate, (b) at the time of and immediately after the making of each such Foreign Subsidiary Advance, Excess Availability is not less than $5,000,000, (c) there exists no Default or Event of Default at the time of or after giving effect to any such Foreign Subsidiary Advance, (d) such Foreign Subsidiary Advance is evidenced by a Foreign Subsidiary Advance Note and (e) such Borrower pledges to Agent each Foreign Subsidiary Advance Note evidencing the amount of any such Foreign Subsidiary Advance pursuant to a Note Pledge Agreement and collaterally assigns to Agent any security agreement or other instrument whereby any such Foreign Subsidiary or Unrestricted Foreign Subsidiary, as applicable, has granted to such Borrower a security interest or Lien upon any of such Foreign Subsidiary's or Unrestricted Foreign Subsidiary's, as applicable, Property as security for any such Foreign Subsidiary Advance.  As a condition precedent to Borrowers' authorization to make any Foreign Subsidiary Advance, Borrowers shall provide to Lender a certificate from a "Senior Officer," i.e., chairman of the board of directors, President, Chief Executive Officer, Chief Financial Officer or Treasurer, stating that all of the conditions to the making of a Foreign Subsidiary Advance set forth in this Section 9.10(i) will be satisfied on the date of, and after giving effect to, such Foreign Subsidiary Advance, specifying the amount of such Foreign Subsidiary Advance to be made and containing schedules showing the calculations that support such Senior Officer's certification;

(n)

By deleting clause (l) of Section 9.10 of the Loan Agreement in its entirety and by substituting the following in lieu thereof:

(l)

one or more Parent Share Repurchases, provided that (i) the aggregate Share Repurchase Amount for all Parent Share Repurchases consummated during the Term shall not exceed $1,000,000, (ii) Parent and/or SED shall pay no more than a commercially reasonable price for any Capital Stock repurchased pursuant to a Parent Share Repurchase, which shall be remitted to the applicable seller, in cash, on or about the date of such Parent Share Repurchase, (iii) immediately prior to, and after giving effect to, any Parent Share Repurchase, Excess Availability is not less than $4,000,000, (iv) Parent or SED shall deliver written notice to Agent of any Parent Share Repurchase at least five (5) Business Days prior to the consummation of such Parent Share Repurchase, and (v) immediately prior to, and after giving effect to, any Parent Share Repurchase, no Default or Event of Default shall exist.

(o)

By deleting clause (f) of Section 9.22 of the Loan Agreement in its entirety and by substituting the following in lieu thereof:

(f)  all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Agent during the course of periodic field examinations or appraisals of the Collateral and such Borrower's operations, plus a per diem charge at Agent's then standard rate for Agent's examiners in the field and office (which rate as of the date hereof is $850 per person per day), which out-of- pocket expenses, costs and per-diem charges shall not exceed $12,500 per field examination; provided, that, in the event Excess Availability is not less than $10,000,000 for any period of five (5) consecutive days  during the immediately preceding 12-month period, and so long as no Default or Event of Default exists, Borrowers shall not be required to pay to Agent or reimburse Agent for the expenses, costs and charges for more than one (1) inventory appraisal and no more than two (2) field examinations during such twelve month period; provided, further, that if at any time after Excess Availability has fallen below $10,000,000 for 5 consecutive days, Borrowers subsequently maintain Excess Availability of at least $10,000,000 for at least 60 consecutive days and no Default or Event of Default occurs or exists during such 60-day period, then Borrowers shall once again not be required to pay to Agent or reimburse Agent for the expenses, costs and charges for any more than one (1) inventory appraisals and more than two (2) field examinations during the applicable 12-month period; provided, further, that the foregoing limitations on payment and reimbursement of expenses, costs and charges shall not be construed to limit Agent's or any Lender's right to conduct field examinations and appraisals of the Collateral as otherwise permitted under this Agreement; and

(p)

By deleting Section 13.1(a) of the Loan Agreement in its entirety and by substituting the following in lieu thereof.

(a)

This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on the date January 1, 2015 (the "Renewal Date"), unless sooner terminated pursuant to the terms hereof.  In addition, Borrowers may terminate this Agreement at any time upon ten (10) days prior written notice to Agent (which notice shall be irrevocable) and Agent may, at its option, and shall at the direction of Required Lenders, terminate this Agreement at any time on or after an Event of Default.  Upon the Renewal Date or any other effective date of termination of the Financing Agreements, Borrowers shall pay to Agent all outstanding and unpaid Obligations and shall furnish cash collateral to Agent (or at Agent's option, a letter of credit issued for the account of Borrowers and at Borrowers' expense, in form and substance satisfactory to Agent, by an issuer acceptable to Agent and payable to Agent as beneficiary) in such amounts as Agent determines are reasonably necessary to secure Agent, Lenders and Issuing Bank from loss, cost, damage or expense, including attorneys' fees and expenses, in connection with any contingent Obligations, including issued and outstanding Letter of Credit Obligations and checks or other payments provisionally credited to the Obligations and/or as to which Agent or any Lender has not yet received final and indefeasible payment and any continuing obligations of Agent or any Lender pursuant to any Deposit Account Control Agreement.  The amount of such cash collateral (or letter of credit, as Agent may determine) as to any Letter of Credit Obligations shall be in the amount equal to one hundred five (105%) percent of the amount of the Letter of Credit Obligations plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiration date of the Letters of Credit giving rise to such Letter of Credit Obligations.  Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in Federal funds to the Agent Payment Account or such other bank account of Agent, as Agent may, in its discretion, designate in writing to Administrative Borrower for such purpose.  Interest shall be due until and including the next Business Day, if the amounts so paid by Borrowers to the Agent Payment Account or other bank account designated by Agent are received in such bank account later than 12:00 noon, Atlanta, Georgia time.

(q)

By deleting Section 13.1(c) of the Loan Agreement in its entirety and by substituting the following in lieu thereof:

(c)

If for any reason this Agreement is terminated prior to January 1, 2013, in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Agent's and each Lender's lost profits as a result thereof, Borrowers agree to pay to Agent, for the benefit of Lenders, upon the effective date of such termination, an early termination fee in the amount equal to 0.50% of the Maximum Credit.  Such early termination fee shall be presumed to be the amount of damages sustained by Agent and Lenders as a result of such early termination and Borrowers and Guarantors agree that it is reasonable under the circumstances currently existing (including, but not limited to, the borrowings that are reasonably expected by Borrowers hereunder and the interest, fees and other charges that are reasonably expected to be received by Agent and Lenders pursuant to the Credit Facility).  In addition, Agent and Lenders shall be entitled to such early termination fee upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h) hereof, even if Agent and Lenders do not exercise the right to terminate this Agreement, but elect, at their option, to provide financing to any Borrower or permit the use of cash collateral under the United States Bankruptcy Code.  The early termination fee provided for in this Section 13.1 shall be deemed included in the Obligations.  In no event shall any termination fee be payable if  the termination of the Commitments occurs in connection with a refinancing of the Obligations by Agent or by a syndicate of lenders in which Agent is the agent and holder of the majority amount of the commitments.

(r)

By deleting the notice address for Agent and Issuing Bank in Section 13.3 of the Loan Agreement and by substituting the following in lieu thereof:

If to Agent or Issuing Bank:	Wells Fargo Bank, National Association MAC J0109-431 12 East 49th Street, 43rd Floor New York, NY 10017 Attn: Loan Portfolio Manager Fax: 212-545-4589

(s)

By deleting each reference to the defined term "Wachovia" in the Loan Agreement and by substituting "Wells Fargo" in lieu thereof.

3.

Release of Pledge of Unrestricted Foreign Subsidiaries.  At the request of Borrowers and upon satisfaction of the conditions precedent set forth in Section 9 of this Amendment, (a) Agent releases all rights, title and interest in, to and under the encumbrance created by the Stock Pledge Agreements over the following shares of pledged Capital Stock:  499,999 quotas of Intermaco S.R. L., a limited liability company organized and existing under the laws of Argentina ("Intermaco"), which are not evidenced by certificates; and 7,239,997 shares of the Capital Stock of SED International de Colombia Ltda., a limited liability company organized and existing under the laws of Colombia ("SED Colombia"), which are not evidenced by certificates, and (b) the term "Company" as defined in that certain Stock Pledge Agreement dated as of September 25, 2005 by and between Lender and SED is amended to delete all reference therein to each of SED Colombia and Intermaco.  Notwithstanding the foregoing, the Stock Pledge Agreements will continue to be effective in relation to the security created over all shares of the Capital Stock of any other Person not expressly released in this Amendment.

4.

Ratification and Reaffirmation.  Each Borrower hereby ratifies and reaffirms the Obligations, each of the Financing Agreements and all of such Borrower's covenants, duties, indebtedness and liabilities under the Financing Agreements.

5.

Acknowledgments and Stipulations.  Each Borrower acknowledges and stipulates that the Loan Agreement and the other Financing Agreements executed by such Borrower are legal, valid and binding obligations of such Borrower that are enforceable against such Borrower in accordance with the terms thereof; all of the Obligations are owing and payable without defense, offset or counterclaim (and to the extent there exists any such defense, offset or counterclaim on the date hereof, the same is hereby waived by such Borrower); and the security interests and liens granted by Borrowers in favor of Agent are duly perfected, first priority security interests and liens, subject only to liens and other encumbrances permitted under the Loan Agreement.

6.

Representations and Warranties.  Each Borrower represents and warrants to Agent and Lenders, to induce Agent and Lenders to enter into this Amendment, that no Default or Event of Default exists on the date hereof; delivery and performance of this Amendment have been duly authorized by all requisite corporate action on the part of such Borrower and this Amendment has been duly executed and delivered by such Borrower; and all of the representations and warranties made by such Borrower in the Loan Agreement are true and correct in all material respects on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date.

7.

Reference to Loan Agreement.  Upon the effectiveness of this Amendment, each reference in the Loan Agreement to "this Agreement," "hereunder," or words of like import shall mean and be a reference to the Loan Agreement, as amended by this Amendment.

8.

Breach of Amendment.  This Amendment shall be part of the Loan Agreement and a breach of any representation, warranty or covenant herein shall constitute an Event of Default.

9.

Conditions Precedent.  The effectiveness of the amendments contained in Section 2 hereof and the release of the pledged Capital Stock contained in Section 3 is subject to the delivery to Agent of the following documents, each in form and substance satisfactory to Agent:

(a) an original counterpart of this Amendment executed by each Borrower;

(b) a secretary's certificate of resolutions authorizing the execution, delivery and performance of this Amendment by each Borrower;

(c) such other documents, instruments and agreements as the Agent may require, in each case in form and substance satisfactory to Agent.

10.

Amendment Fee; Expenses of Agent.  In consideration of Agent's and Lenders' willingness to enter into this Amendment as set forth herein, Borrowers jointly and severally agree to pay to Lenders an amendment fee in the amount of $150,000, which fee shall be fully-earned on the date hereof and of which $75,000 shall be due and payable in immediately available funds on the date hereof and $75,000 shall be due and payable in immediately available funds on January 3, 2012.  Additionally, Borrowers jointly and severally agree to pay, on demand, all costs and expenses incurred by Agent in connection with the preparation, negotiation and execution of this Amendment and any other Financing Agreements executed pursuant hereto and any and all amendments, modifications, and supplements thereto, including, without limitation, the costs and fees of Agent's legal counsel and any taxes or expenses associated with or incurred in connection with any instrument or agreement referred to herein or contemplated hereby.

11.

Effectiveness; Governing Law.  This Amendment shall be effective upon acceptance by Agent and Lenders (notice of which acceptance is hereby waived), whereupon the same shall be governed by and construed in accordance with the internal laws of the State of Georgia.

12.

Successors and Assigns.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

13.

No Novation, etc.  Except as otherwise expressly provided in this Amendment, nothing herein shall be deemed to amend or modify any provision of the Loan Agreement or any of the other Financing Agreements, each of which shall remain in full force and effect.  This Amendment is not intended to be, nor shall it be construed to create, a novation or accord and satisfaction, and the Loan Agreement as herein modified shall continue in full force and effect.

14.

Counterparts; Telecopied Signatures.  This Amendment may be executed in any number of counterparts and by different parties to this Amendment on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement.  Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

15.

Further Assurances.  Each Borrower agrees to take such further actions as Agent shall reasonably request from time to time in connection herewith to evidence or give effect to the amendments set forth herein or any of the transactions contemplated hereby.

16.

Section Titles.  Section titles and references used in this Amendment shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreements among the parties hereto.

17.

Release of Claims.  To induce Agent and Lenders to enter into this Amendment, each Borrower hereby releases, acquits and forever discharges Agent and each Lender, and all officers, directors, agents, employees, successors and assigns of Agent and each Lender, from any and all liabilities, claims, demands, actions or causes of action of any kind or nature (if there be any), whether absolute or contingent, disputed or undisputed, at law or in equity, which are known to such Borrower, that such Borrower now has or ever had against Agent and any Lender arising under or in connection with any of the Financing Agreements or otherwise.  Each Borrower represents and warrants to Agent and Lenders that such Borrower has not transferred or assigned to any Person any claim that such Borrower ever had or claimed to have against Agent or any Lender.

18.

Waiver of Jury Trial.  To the fullest extent permitted by applicable law, the parties hereto each hereby waives the right to trial by jury in any action, suit, counterclaim or proceeding arising out of or related to this Amendment.

[Remainder of page intentionally left blank; signatures begin on following page.]

IN WITNESS WHEREOF, the Borrowers have caused this Amendment to be duly executed under seal and delivered in Atlanta, Georgia by their respective duly authorized officers on the date first written above.

SED INTERNATIONAL HOLDINGS, INC.

By: /s/ Jonathan Elster

Title: CEO

By: /s/ Stanley Baumgartner

Title: CFO

[CORPORATE SEAL]

SED INTERNATIONAL, INC.

By: /s/ Jonathan Elster

Title: CEO

By: /s/ Stanley Baumgartner

Title: CFO

[CORPORATE SEAL]

Accepted and agreed:

WELLS FARGO BANK, as Agent and sole Lender

By: /s/ Dave Luce

Title: Vice President